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Exhibit 5.1

[BRYAN CAVE LETTERHEAD]

May 4, 2004

Richardson Electronics, Ltd.
40W267 Keslinger Road
P.O. Box 393
LaFox, IL 60147-0393

Ladies and Gentlemen:

        We have acted as special counsel to Richardson Electronics, Ltd., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (No. 333-113569, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the Company's offer to exchange (the "Exchange Offer") all of its outstanding 7 1/4% Convertible Subordinated Debentures due 2006 and 8 1/4% Convertible Senior Subordinated Debentures due 2006 for the Company's Convertible Senior Subordinated Notes due 2011 (the "Notes"). The Notes will be issued under a Convertible Senior Subordinated Indenture to be entered into between the Company and J. P. Morgan Trust Company, National Association, as Trustee (the "Trustee") (the "Indenture"). The Registration Statement also relates to an indeterminate number of shares (the "Shares") of the Company's common stock, $.05 par value per share (the "Common Stock"), issuable upon conversion or repurchase of the Notes as contemplated by the terms of the Indenture.

        In connection herewith, we have examined the Registration Statement, including the form of the Indenture attached thereto as Exhibit 4.1, the Restated Certificate of Incorporation of the Company, as amended, incorporated by reference as Exhibit 3.1 to the Registration Statement, and the By-Laws of the Company, as amended, incorporated by reference as Exhibit 3.2 to the Registration Statement, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Indenture and certificates and statements of appropriate representatives of the Company. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee.

        Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1.     Assuming the due authorization, execution and delivery of the Indenture and the due authorization, execution, authentication, issuance and delivery of the Notes in accordance with the terms of the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2.     Assuming (a) the due authorization, execution and delivery of the Indenture, (b) the due authorization, execution, authentication, issuance and delivery of the Notes in accordance with the terms of the Indenture and (c) the issuance of the Shares upon conversion of the Notes in accordance with the terms and provisions of the Indenture, the Shares will be validly issued, fully paid and nonassessable.

        In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

        (a)   Our opinions expressed above are subject to and limited by the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

        (b)   Our opinions expressed above are limited to the laws of the States of Illinois and Delaware and the federal laws of the United States. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

        We call your attention to the fact that Scott R. Hodes, a partner of Bryan Cave LLP, is on the Board of Directors of the Company. This opinion does not take into account any matters that may come to the attention of Scott R. Hodes in his capacity as a director of the Company.

        This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as Exhibit 5.1 to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/  BRYAN CAVE LLP

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  Exhibit 5.1